UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2014

Toys “R” Us, Inc.

(Exact name of Registrant as Specified in Charter)

Delaware	1-11609	22-3260693
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification Number)

One Geoffrey Way,

Wayne, New Jersey 07470

(Address of Principal Executive Offices, including Zip Code)

(973) 617-3500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On April 23, 2014, Toys “R” Us, Inc. (the “Company”) announced that Michael M. Calbert resigned as a member of the Board of Directors of the Company (the “Board”). The resignation of Mr. Calbert did not involve any disagreement with the Company.

Also, on April 23, 2014, the Board appointed Wayne C. Sales to the Board, effective as of April 23, 2014. Mr. Sales, age 64, has been a director of SUPERVALU INC. (“SUPERVALU”), a grocery retailer and distributor, since 2006 and was Non-Executive Chairman of the Board from 2010 to 2012. He served as Executive Chairman of the Board, Chief Executive Officer and President of SUPERVALU from July 2012 to February 2013. He is the retired Vice Chairman of Canadian Tire Corporation Limited, Canada’s most-shopped general merchandise retailer and the country’s largest independent gasoline retailer, which he led as Chief Executive Officer and President from 2000 to 2006. Mr. Sales is a director and chair of the Compensation Committee of Tim Hortons Inc., the fourth-largest publicly traded quick service restaurant chain in North America based on market capitalization. He retired from his other board positions with Georgia Gulf Corp, a leading integrated North American manufacturer of chemicals and vinyl-based building and home improvement products, and Discovery Air Inc., a specialty aviation company, when he became President and Chief Executive Officer of the SUPERVALU in 2012.

As consideration for his service on the Board, Mr. Sales will be paid an annual retainer of $150,000 (pro-rated for 2014) and will also receive an annual grant of $150,000 of restricted stock units, which will fully vest one year after the grant date. The restricted stock units will be granted pursuant to the Toys “R” Us, Inc. 2010 Incentive Plan.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Toys “R” Us, Inc. (Registrant)

Date: April 23, 2014	By:	/s/ F. Clay Creasey, Jr.
	Name:	F. Clay Creasey, Jr.
	Title:	Executive Vice President – Chief Financial Officer

3